Exhibit 99.2
Final Transcript
   Conference Call Transcript
   PFCB — Q3 2009 P.F. Chang’s China Bistro, Inc. Earnings Conference Call
   Event Date/Time: Oct. 21. 2009 / 1:00PM ET
CORPORATE PARTICIPANTS

Bert Vivian	P.F. Chang’s China Bistro, Inc. — Co-CEO
Mark Mumford	P.F. Chang’s China Bistro, Inc. — CFO
CONFERENCE CALL PARTICIPANTS

Jeffrey Bernstein	Barclays Capital — Analyst
John Glass	Morgan Stanley — Analyst
Destin Tompkins	Morgan Keegan — Analyst
Steven Kron	Goldman Sachs — Analyst
Sharon Zackfia	William Blair — Analyst
Tom Forte	Telsey Advisory Group — Analyst
Matt DiFrisco	Oppenheimer — Analyst
Mitch Speiser	Buckingham Research — Analyst
Joe Buckley	BAS-ML — Analyst
John Ivankoe	JPMorgan — Analyst
Keith Siegner	Credit Suisse — Analyst
David Tarantino	Robert W. Baird — Analyst
Brad Ludington	KeyBanc — Analyst
Bryan Elliott	Raymond James — Analyst
Howard Penney	Research Edge — Analyst
Amol Dessai	Johnson Rice — Analyst
Mitch Pfizer	Buckingham Research — Analyst
John Glass	Morgan Stanley — Analyst
Greg Ruedy	BAS-ML — Analyst
PRESENTATION
Operator
Good afternoon and welcome to the P.F. Chang’s China Bistro third quarter 2009 earnings release conference call. (Operator Instructions) Today’s call is being recorded. If you have any objections you may disconnect at this time. I would now like to turn the call over to Mr. Bert Vivian, co-Chief Executive Officer. Please go ahead, sir.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Thanks. Good morning everyone and thank you for joining us today. After a few brief comments, Mark Mumford, our CFO and I will open up the call for your questions. The number of our comments today will be forward-looking in nature and as such, will involve risks and uncertainties. We recommend that all investors thoroughly review our quarterly and annual filings with the SEC before taking a financial position in our Company.
In many ways, the third quarter was a rerun of the second. We came up shy of our expectations from a revenue standpoint but ended up earning a few pennies more than we anticipated for the quarter. Versus our internal forecast, Bistro total revenues were off about 4% while Pei Wei exceeded their target by roughly 2%. Year-over-year, our total revenues declined about 2%. As measured by average weekly sales, we remain hopeful that the third quarter was the low watermark for this cycle. Bistro average weekly sales declined about 9% in the third quarter. Trends have improved in the fourth but average weekly sales are still down about 6.5% quarter to date.
Pei Wei on the other hand finished the quarter with a strong September which has carried over into October. Overall we expect average weekly sales to fall 6% for the Bistro but increase roughly 1% at Pei Wei in the fourth quarter. Total quarterly revenue which includes an extra week this year should be in the range of $318 million to $320 million. Although our earnings from continuing ops declined in the third quarter year-over-year, we did exceed our internal expectations by about $0.05 or so. Based on our current sales and cost trends, we have tacked on another $0.05 to our fourth quarter forecast to arrive at our new expected earnings range for the year of $1.70 to $1.75 per share.

We will be filing our 10-Q later on today. We had two balance sheet goals the beginning of the year, to cut our long term debt in half and reduce our shares outstanding. Based on our results for the first three quarters and our projections for the fourth, it would appear that we will be successful on both counts. We expect to have a net flat debt position by year-end, roughly $40 million in cash offsetting our $40 million credit facility and we expect to reduce our shares outstanding by the year by about 4 to 5%. I bring all this up only because you can expect the same general game plan for next year. We intend to eliminate our long term debt as well as further reduce our shares outstanding. This should leave us in a good financial position as we contemplate 2011 and beyond.
With that, let’s go ahead and open up the call for questions.
QUESTION AND ANSWER
Operator
Thank you. We will now begin the question and answer session. (Operator Instructions) Our first question comes from Jeffrey Bernstein with Barclays Capital. You may ask your question.
Jeffrey Bernstein — Barclays Capital — Analyst
Great. Thank you. Thanks for the quick comments. A couple of questions. Just one on the cost savings side. Wondering whether you could talk about the future such opportunities and then you mentioned raising guidance for this year if you can give a little bit more color on where that comes from and then perhaps thoughts on incremental initiatives as you look out to 2010 or whether you feel like the lions share of the large savings have been completed at this point? And then I have a follow-up, thanks.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Jeff, I’m sorry, I missed the first part of your multi-faceted question. What was that again?
Jeffrey Bernstein — Barclays Capital — Analyst
The first part just related — it’s all about cost savings but just wondering about the future opportunities. I know you mentioned raising guidance for the full year of ‘09 by $0.10. I was wondering if you could give some components or a little more color on where those savings are coming from and then perhaps thoughts on incremental initiatives looking at 2010 if any?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
And your follow-up question is?
Jeffrey Bernstein — Barclays Capital — Analyst
Oh, you’re getting them all at the same time? Just curious about the commodity basket for 2010, if you look at it as a percentage of sales where you think that’s headed from here, after meaningful favorability throughout ‘09.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Okay, great. With respect to our thoughts about the fourth quarter and inching up our guidance a bit, you’re right. It’s obviously mostly on the cost side. We’ve been able, our Operators have done just a fabulous job this year of managing their business. Certainly if you told me at the beginning of the year we would have had the sales trends we’ve had this year and yet we’ve been able to expand our margins I would have taken the under on that and would have lost the bet, so I continue to tip my hat to them for good reasons. The sales trends that we’ve seen obviously have been less than desirable particularly at the Bistro.
Those trends are improving slightly as I mentioned in the fourth quarter and our expectation and hope is that they will continue to improve modestly as we move through the fourth. Pei Wei in business has picked up and I mentioned the September business was pretty strong, it has carried over into October and we expect them to actually show positive sales trends in the fourth quarter. I’ve said for a couple of quarters now if we’re ever fortunate enough to have the sales wind behind us that we would be fairly efficient with those dollars and I think that will be the case particularly at Pei Wei. I think they’ve done a great job of sequentially improving their business.
So at the margin, as we continue to reduce our share base, those incremental dollars do make a difference to us and so as we think about the fourth quarter, as we look at the sales trends and as we look at the continuing cost efficiencies that we’ve been able to drive and just great operations by both of our teams, we felt comfortable in raising the guidance up effectively $0.10, $0.05 for the fourth quarter we actually overachieved our internal expectations in the third by about $0.05 or so, so we think we’re in a good place for the fourth and I think that’s all I’ll say about that.
With respect to next year, your guess is as good as mine in terms of where the sales needle will be. My own personal feeling is that I have a hard time believing that 2010 will be worse than ‘09 with respect to the consumer. I’m hopeful that it gets better. I think as we all are, as we think about next year and we’ll give more detailed guidance when we get on the phone again in February and talk about 2009 in total we’ll talk about specifically what our 2010 goals are but as of today, we had a Board meeting last week and as I’ve talked to the Board about kind of our thoughts for 2010, we laid out the expectation as a starting point just laid out a flat revenue expectation and said, if revenues are flat this is how we think our business will look and then we put a plus or minus on that that is fairly wide and I won’t even mention it here because you can drive a truck through it but the fact of the matter is that we’re looking at both sides of a flat scenario with the thought of even in a dire case from a flat scenario, we will still be able to achieve the goals we want to achieve next year from a balance sheet perspective and really from a positioning perspective as we get ready for what we hope will be a next up cycle in our business. So I hope that answers your question. If not I’ll certainly try and do it a little bit better job if you have anything else.

Operator
Our next question comes from John Glass with Morgan Stanley.
John Glass — Morgan Stanley — Analyst
Thanks, just following on that, Bert, if revenues are flat next year, wouldn’t that mean that margins would still contract if costs were going to be generally slightly inflationary?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Well, let’s talk about that for a second. I think that in a flat revenue environment I would expect our labor costs all things being equal would be up a little bit versus ‘09 just from different wage pressure and other factors, as you mentioned inflationary type things, one being healthcare, as we look at our commodity bucket and I’m sorry, Jeff, I didn’t answer that piece of your question but I will now, as we look at our commodity bucket for next year, I will tell you that surprisingly enough, it appears that absent produce, and that is a key driver for us, but absent produce it appears that we may be slightly favorable in 2010 versus ‘09. That’s I think again in a flat revenue environment and assuming produce doesn’t go crazy on us, that any pick up we have in cost of sales will effectively offset the labor piece.
So our two major expenses, cost of sales and labor, in a flat revenue environment potentially could be flat and if that’s the case, we’ve overcome the biggest hurdles from a restaurant operating perspective and there maybe pluses or minuses on the other item but they’re smaller and they don’t have quite the magnitude to throw us plus or minus in terms of our earnings. If you go below the restaurant operating line, I think you’ll see that based upon our development schedule and based upon our reduction in our outstanding credit facility, some of those non-operating things we actually will leverage next year even in a flat environment so all things being equal a flat environment is not such a bad thing for us and obviously looking at it from where we are today the flat environment at the Bistro, a flat revenue environment would be a good thin. So we have to work hard and the environment has to improve in order for us to be there but again just as a starting point that’s kind of our thought process. We’ll fine tune that a little bit for you as we move into next year, but just as a general broad stroke game plan I think that’s probably a reasonable place for us to be.
John Glass — Morgan Stanley — Analyst
That’s very helpful and on the improvement you’ve seen at Pei Wei, how much is lapping the hurricane from last year or have you seen those gains actually sustain beyond the hurricane lap into October?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Well, weather happens, natural disaster happens every year, so I don’t get too caught up in year-over-year comparison over particular weather issues. I did mention that Pei Wei’s strength has carried over into October so I think that answers your question.
John Glass — Morgan Stanley — Analyst
Okay, great. Thank you.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
You bet.
Operator
Destin Tompkins with Morgan Keegan, your line is open.
Destin Tompkins — Morgan Keegan — Analyst
Thanks. Bert, my first question is on the way we look at sales and often we look at easier comparisons we think that may mean good things. Can you give us some help? The right way to think about it maybe not so much focused on the easier comparison, do you see it more as a momentum game and as we move into 2010 that would suggest that it’s going to continue to be maybe a struggle at least at the beginning of the year anyway.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
From your standpoint and from everyone who tries to analyze what’s going on with our Company, I completely understand the natural inclination to talk about easy or hard comparisons, it’s natural and easy and I’m just not so sure that it’s ever accurate. It’s — I guess it’s in vogue right now to talk about two year trends The fact of the matter is I’m not so sure looking back two years will give you great guidance as to what’s going to happen in 2010 because 2010 is probably not going to be anything like ‘08 and I certainly hope it’s not like ‘09 but again from your standpoint, you have to rely on something so you obviously look at history and try and project the future.
Internally as we look at our business, and I tend to think more about traffic trends, clearly as everyone knows there’s been a fair amount of discounting going on in the casual dining space and like the entire restaurant space, there’s also a fair amount of price that’s being taken in various places and I try to the best of my abilities to cut through all of that and look at traffic because at the end of the day we want more people coming through our doors. That’s why I am very pleased with what we’re seeing at Pei Wei. Their traffic is up and it’s up at a nice little clip right now. They’ve taken no price and they’ve actually had a slight decline in their ticket so the trends there to me again not trying to be too smart about this when you have more people coming through the door that’s a good thing and that means that we have the opportunity pushing forward to continue to provide a great product to our guests and to really kind of push if you will our agenda and try and convince them that when things get better from a discretionary income standpoint, they need to increase their business with us and we’re trying to do that at both concepts.

I think our team has done a great job of putting their best foot forward in a very very difficult environment. So I’m talking way around your question but the fact is that there’s really no easy comparison when you go through a year like this year. We’re hopeful again that 2010 will be better. There’s certainly no guarantee of that obviously. I doubt very seriously we’re going to snap back and all of a sudden it’s nothing but punch and cookies for everybody. My guess is we will make progress over this year from a traffic standpoint. If that’s the case we stand a reasonable chance of achieving our goals for 2010 and getting ourselves ready for when the sun does shine a little bit better on the restaurant group.
Destin Tompkins — Morgan Keegan — Analyst
That’s helpful and on Pei Wei, just some additional color. What do you attribute the improvement to? Is there anything new that you guys have done the last couple of months whether it’s marketing, new products, online ordering, anything that you think is especially moving the needle or is it just a combination of all those things?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
KC and his team have been working diligently for the past two years. Many of the positive signs that you’re seeing now are the result of a lot of hard work on a lot of peoples parts again over the last couple of years and certainly over the past 18 months or so that we’ve been talking about all of the initiatives that are going on at Pei Wei. There’s no question that they’ve introduced some great new product this year that’s been supported. I think by an effective PR and marketing campaign, but frankly, that’s top spin and I think at the end of the day, great marketing and great PR gets people into the restaurants but it’s up to the Operators in order to provide a great experience for our guests and I think they’ve been doing that and again it is the result of a lot of hard work and I believe that it’s very gratifying to see positive momentum with that team because again, that does feed on itself and I think that if we can continue that momentum and if they can continue to create an environment where there’s a great guest experience when I think you will continue to see positive results from Pei Wei. At least that’s certainly what we’re striving for.
Destin Tompkins — Morgan Keegan — Analyst
Great thanks.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Sure.
Operator
Steven Kron with Goldman Sachs, you may ask your question.
Steven Kron — Goldman Sachs — Analyst
Great thanks. Hi, guys. Bert, first to start out with just a bigger picture question about the bistro. Just curious to hear your thoughts on the brand right now and are you surprised on the susceptibility that maybe this brand is having towards the discounting that you’re seeing at other areas of maybe on the lower end of casual dining where maybe in the past you didn’t feel that susceptibility, so maybe you can comment on that and if you can maybe review some of the traffic driving initiatives that you guys have done like lunch bowls 2 for $40, your Warrior cart, things like that, have any of those things gained the traction that you had hoped? And then I have one quick follow-up.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Go ahead with the follow-up, Steven.
Steven Kron — Goldman Sachs — Analyst
Okay, the follow-up is you guys indicated that I think you beat your internal expectations this quarter by $0.05 despite it seems as though Bistro came in a little bit light so specifically, which line item on the cost side do you think were you able to kind of pull from?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Sure. Well, first of all I’m not so sure I agree with your initial assumption that we’re being overly impacted by discounting going on from the lower end. I think there is discounting going on everywhere. Lower end, upper end, you name it. So I don’t — there’s no way to know how much we’re being impacted greater or worse than in the past. I think it’s just a fact that everyone in our group regardless of where your price point is is fighting for a shrinking consumer pie when it comes to dining out and again, that may change as we go forward. Everyone certainly hopes that it grows a little bit, but we’re all scrambling and again I’m not so sure that anyone could definitively say what the impact of our marketing initiatives or our tactical programs has an impact on Breaker or Cheesecake or anybody else for that matter.
In terms of the things that we’re doing we’ve gone over them ad nauseum before and there’s really nothing new per se. We continue to try and push the value proponent of both concepts and again, value is not just price. It’s also the experience you’d have in the restaurant. I think that nothing has changed in terms of trends, for example, in terms of our Bistro offering of the two for $40, again it still remains a fairly significant part of our sale which is is great. We’re glad that people are taking advantage of that and again as we think about 2010 there may be some tweaks to that and if we decide to tweak that you’ll see it in the restaurant. I probably won’t talk too much about it before we do that but I think that we continue to at both concepts, we will continue to try and get in front of all of our guests, we’ll probably do a little bit more local marketing, we’ll probably do a little bit more CRM work we push for and as we get smarter about that, at the same time I think both concepts and in particular Pei Wei have seen some success from more traditional types of media and PR, so again we’re going to continue swinging at the plate.
Right now, you could argue that at the Bistro having our toughest sales quarter ever that nothing is working particularly well but again, I think that we continue to learn and we’ll continue to push our message in front of our guests again in the hopes that we could increase frequency in the future.

With respect to our performance in the third quarter versus our expectations, we expect — the third quarter is always a tough quarter and in particular September is always a miserable month in the restaurant business at least in my experience. You tend to make all of the money you’re going to make in the first two months of the third quarter and then you just hang on for dear life in September. This year unfortunately was the case and so we expected probably a little bit more deleverage on the labor line than what we saw. We also continued to benefit from lower utility costs more so than we had forecasted and I think those were really the biggest drivers in the difference between our internal forecast and how we behaved ultimately. We’re disappointed again and we fell short in our revenue expectations. We’ve been fairly consistent in that this year, again which is disappointing but our team has done a great job and continues to do a great job of when people stumble in our doors we do a very good job of taking care of them and also being very efficient with those revenue dollars.
Steven Kron — Goldman Sachs — Analyst
Thank you very much.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
You bet.
Operator
Sharon Zackfia with William Blair, your line is open.
Sharon Zackfia — William Blair — Analyst
Hi, just a few questions. I just wanted to clarify a comment you made earlier. I think you were kind of alluding to the potential to keep restaurant margins flattish more or less with the Bistro next year and to get leverage below the line and I guess that just raises the question, are you expecting G&A to actually be down then on a flat revenue environment?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Sharon, now you’re getting into details. The fact is that as we look forward to next year, and again we’re not, our crystal ball, we have a hard time projecting next week much less next year at this time but as we think about it and just again in my agenda and your agenda are very different and I appreciate that but as we think about our business and planning our business and what’s going to happen next year, we want to make sure that within reasonable bounds we’re able to achieve what we want to achieve so as we think about it right now and again not being specific, if you give me flat revenues next year we stand a very good chance of holding restaurant operating margin relatively flat and again assuming no acts of God will kill all produce, and then as we look below the line I think we stand a good chance of getting some leverage there. We certainly again a very modest development schedule. Our pre-opening will be less next year than it is this year and as I think obviously we’ll incur less interest expense next year than this year which is a good thing. G&A, we’ll see. A lot of our G&A is incentive based comp. If we happen to have a great year and we blow it out of the water our G&A will be up and everybody will be happy. If we don’t have such a great year our G&A will probably be down. No one will be happy. So I don’t think you’re going to see any significant spikes in G&A absent incentive comp if that’s helpful.
Sharon Zackfia — William Blair — Analyst
Okay and one last question, on Pei Wei, it sounds like there are many things moving in the right direction there, so I know you gave your guidance for 2010 openings but I think you’ve said it in the past that if you started to give Pei Wei the green light we probably wouldn’t see that until 2011 so are we getting close to Pei Wei getting the green light for accelerated expansion?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
The green light is on.
Sharon Zackfia — William Blair — Analyst
All right, thank you.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Okay.
Operator
Tom Forte with Telsey Advisory Group.
Tom Forte — Telsey Advisory Group — Analyst
Great, thanks. Two questions on sales. One, you talked about some of the initiatives and I was wondering in particular in the kids menu addition was helping tickets or how that was affecting sales and second were there any markets that had positive comps in the quarter or are there any other comments you would make differentiating one geography versus another?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
In terms of the kids menu, Tom, we officially ruled out a kids menu a few months ago, unofficially you could walk into almost all of our restaurants and talk to our servers and our management team and they would figure out how to provide children with meals so we officially put a menu out there. It has been out there for a while now and again I don’t think, since we didn’t have a kids menu per se it’s kind of difficult to measure it against the past but again, we’re seeing a little bit of activity there, certainly nothing that surprised us at this point. And from a Bistro standpoint is there anywhere that’s positive?

Tom Forte — Telsey Advisory Group — Analyst
Yes.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
In the third quarter, let’s see, we’re in 38 states, one state was positive and I will bet you $20 you’ll never guess what State that is.
Tom Forte — Telsey Advisory Group — Analyst
Illinois.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Wrong. I’m sorry, did we take the bet? I shouldn’t have been so quick. It’s actually Louisiana was our one positive state.
Tom Forte — Telsey Advisory Group — Analyst
Thank you.
Operator
Matt DiFrisco with Oppenheimer, your line is open.
Matt DiFrisco — Oppenheimer — Analyst
Thanks, can you tell us on the same-store sales side if you saw any differences throughout the week especially on the weekend or during the week, I guess I’m looking for a correlation between retail sales which on a momentum basis the perception is that there was an improvement the last couple of months and around the back-to-school it was a little bit better than prior expectations. So I’m wondering if you saw at the Bistro any correlated strength with those days that might be bigger shopping days like the weekends?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Well again, everything is relative, Matt, but your assumption or thesis is correct. If there is a stronger part of the week for us it is the weekend more so than weekday, that’s correct.
Matt DiFrisco — Oppenheimer — Analyst
So the comp is stronger on the weekend than it is during the week?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
It’s less negative, yes.
Matt DiFrisco — Oppenheimer — Analyst
And just to clarify your comments with Pei Wei, you said the green light is on for growth, so I’m just curious what is the governor to growth in 2010 if you’re going to come in a little smaller on the openings than 2009. Is it just a matter of time of rebuilding the pipeline or is there something going on as far as flux maybe with what the prototype could be or what you want to build going forward?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
No, it’s a timing issue, Matt. The fact of the matter is it takes time to sort real estate, to negotiate the actual lease documents and to build our restaurants and that time frame generally speaking again, rough rule of thumb is about a year from the time that we stumble upon some great real estate and to the time we open our doors. Sometimes depending on the site it can be faster it can be slower but as we’ve said before we stopped looking for real estate. We turned the capital spigot off on Pei Wei until we felt like it warranted additional capital.
The team has done a great job of getting the business to a point now where as we look on a go forward basis we think it makes sense to invest more capital into the concept and so we’ve turned some of the real estate folks loose on a handful of markets and generally speaking they’re existing markets. We do have one new market we are looking at and that would be Chicago but again it’s going to take a little while to begin to find the real estate and to get our pipeline restored with respect to Pei Wei. Next year is going to be modest. I would expect that 2011 will have a few more Pei Wei restaurants.
Matt DiFrisco — Oppenheimer — Analyst
And still 100% Company owned model to grow?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
That is correct.
Matt DiFrisco — Oppenheimer — Analyst
Great. Thank you.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
You bet.
Operator
Mitch Speiser with Buckingham Research you may ask your question.

Mitch Speiser — Buckingham Research — Analyst
Thanks very much. Bert, if I look back several years ago I believe at the Bistro, average weekly sales were I think peak around 110,000 or 111,000 per week, we’re currently running at about a 87,000 or so run rate, maybe third quarter is seasonally a little bit low but call it in the 90,000 or so run rate. Now margins I believe are about the same as they were when you were doing about 110,000. I guess my question is if theoretically you were to get back to that peak average weekly sales where do you think your margins would be at the store level? Thanks.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Wow is that a leading question, Mitch? First of all I think that over time, as any concept generally speaking as any concept continues to grow in size, I think historically average weekly sales tend to come down a little bit, as we say around here, familiarity breeds contempt in the restaurant business, so as we continue to buildout the Bistro, my expectation all along is that average weekly sales in total would come down simply because you’re going to be going to markets that aren’t going to produce $110,000 a week at a Bistro.
They can be great markets and produce $75,000 a week, return on capital can be fabulous in certain places it’s $75,000 a week can actually even be better than perhaps 100,000 plus in downtown Chicago for example, so as we move forward, I do think that if the consumer environment improves and if we continue to do a great job with our guests, lots of ifs there but I think we will see our average weekly sales tick up. I think I mentioned in the comments that as we look back on the third quarter and who knows but I’m hopeful that will certainly be the low point this cycle in terms of our average weekly sales of the Bistro and where you’re going with your question I think is that if sales improve, should we see margins improve and I think so. I think we’re better Operators today than we were a few years ago. The tough times that we’ve been through for the past few years has created a mentality in our operations group to be as efficient as possible and think about new ways of preparing our product, bringing our product in the back door and getting it ready for the guests and a lot of the improvement we’ve seen as I said before has really come from the great work that people have done from the back of the house versus the front of the house. As we move forward I think those initiatives and those tactics will be the gift that keeps on giving assuming revenues move North instead of South. And that’s what we’re striving for and that’s what we’re hoping for as we push forward.
Mitch Speiser — Buckingham Research — Analyst
Thanks.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
You bet.
Operator
Joe Buckley of B of A Merrill Lynch.
Joe Buckley — BAS-ML — Analyst
Thank you. First question on sales at the Bistro, could you do maybe a little deeper dive? ‘09 will be the fourth year of negative same-store sales and just talking about recently the third quarter was particularly soft. Do you have a sense of why customers aren’t coming? Obviously you’ve got the macroeconomic backdrop but you’ve been pretty creative I think in terms of coming up with marketing ideas and kind of things to get customers in the door and they don’t seem to be gaining any traction and I guess I’m curious what you think the issues might be besides the economy at large?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Well, Joe, I mean obviously that’s the $64,000 question. Are people shunning us in particular or is it the economy or is it a combination of all of the above? I will say that internally we look at ourselves first and we’ve always believed and we continue to believe that great food and great service goes a long way in this business and that’s what we’re focused on. I will tell you, I said earlier that I think we’re a better Operator today than we were a few years ago and I don’t just mean that from an efficiency standpoint. I think we’re doing a better job from a hospitality standpoint.
I think one thing that has I guess become clearer this year at least to me is how much business versus retail and I apologize for that very loose definition but how much business we do versus retail activity that we do in our restaurants. As people travel in their business lives and they go to various cities, I think that I have always perhaps discounted how many of those people come to our restaurants whether they’re by themselves traveling or whether they’re with business associates or with clients. There’s no question that we’ve seen a drop off in that traffic and as you got to dig into our lunch and dinner dayparts, whatever we’re missing it this year, you heard me unfortunately talk in the past about as we look at our ticket averages and we put things in buckets and I was moaning last year that, the leaky bucket was at our lower ticket prices? Well, we fixed that leak. The problem is that now the upper end or the people who were spending the most money we’re seeing a decline in those tickets and again, I’m not trying to be smart about it but that tends to be people who have the wherewithal to spend more and we believe that tends to be more on the business side than again what I would call the retail side.
So as we think about next year, we think that if the business environment improves and we all watch it day-to-day and we all are hopeful that it is going to show some signs of improvement, I think that piece of the business will help us next year. It will also help other people at the same price points that we are, so competitors are out there that have a similar price point. I think they will also see a slight lift in their business. If that’s the case, and if people become less fearful about losing their jobs, if the unemployment rate continues, if the unemployment rate would stop going up and actually begin to come down a little bit, again all of those things I think will begin to play a little bit better to us and everyone in this group. That’s what we’re hoping for for next year and we’ll see what happens.
I don’t think that we have disappointed people at the Bistro or at Pei Wei for that matter. I don’t think we’ve turned people away from us. Again, that’s a broad statement and I’m sure there’s some people that will be disappointed but by and large I think we do a pretty good job and anecdotally what we hear from our guests, well both anecdotally and through the research that we do that they love our concept, they think we provide a very good meal occasion for them. They simply because of other factors in their life they simply cut off frequency. We’re hopeful that those other factors get better and they will come back to us.

Joe Buckley — BAS-ML — Analyst
Thank you.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
You bet.
Operator
John Ivankoe with JPMorgan you may ask your question.
John Ivankoe — JPMorgan — Analyst
Great, hi, thanks. Well, first just a quick housekeeping question. What will CapEx but for fiscal ‘10, Bert?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
For 2010?
John Ivankoe — JPMorgan — Analyst
Yes.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
I think with five Bistros, five Pei Wei’s, your new unit developments, it’s not going to be much, maybe $30 million give or take so you’re going to have some CapEx spend, you’ll have a little support spend here but it’s a fairly modest number for next year.
John Ivankoe — JPMorgan — Analyst
Okay, and moving on from there, I think you’ve kind of addressed this in some other questions but I think a lot of us are beginning to be afraid that there’s a thought that cost savings in 2009 may in fact may need to be reinvested in 2010 or beyond or that could very quickly become an industry phenomenon as the sales begins to stabilize that Company begins to flex up their cost structures after flexing down their cost structures. I mean do you see anything in your operation including maybe what you’ve asked your staff to do? Obviously everyone in this economy has been asked to do more with less that that may be an option or requirement for you as you move forward?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
I don’t see that, John.
John Ivankoe — JPMorgan — Analyst
And finally, could you just shed a little bit more light on your frozen food business into 2010? I mean what the timing of that would be, just if there’s any kind of preliminary discussion that you can give us around timing and the amount of advertising dollars that will be spent, if there’s any investment on your part, the number of points of distribution that your brand would get into?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
John, I appreciate the question. I’m going to be relatively silent on that. Our friends at Unilever have asked us not to talk too much. We’re excited about it but they would like to get everything in place. They have their own competitive concerns that they’re worried with so we’re going to stay fairly quiet with respect to what’s going to happen on that front. I will tell you that if you look at our, what we call our brand development or section of our business which really is the international piece as well as the Unilever transaction, this year the, that’s an investment for us. It’s going to cost us about $0.07 this year. We think next year that investment will decline to about $0.03 maybe $0.04 next year and hopefully go positive in 2011 so I know that’s not specific enough to your question but that’s probably as much as I’m going to give you.
John Ivankoe — JPMorgan — Analyst
No, but it’s good color. Thank you very much.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Okay.
Operator
Keith Siegner with Credit Suisse.
Keith Siegner — Credit Suisse — Analyst
Thank you just a quick follow-up on the cost of goods sold. Last quarter you talked about expecting a range of 26.4 to 27 and came in a little bit lighter than that this quarter. I’m just wondering if you could walk through where maybe that upside came from. Was it continued mix shift towards chicken is what you mentioned, was it actually lower commodity prices with a better waste management? Any color along those lines would be helpful.

Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Keith, first of all I don’t think we gave guidance whatsoever with respect to particularly quarterly guidance on cost of sales. Nonetheless, as we look at cost of sales, I think that like everyone else, we’ve benefited this year from a fairly benign to lower environment. In total we’re basically a push, pretty flat with the second quarter. I don’t expect to see a significant change in that number as you move into the fourth quarter. Produce was always the wildcard but we haven’t had anything yet and there’s a few couple things that have hit us but nothing major that’s going to cause us to change our thoughts with respect to how we’ll finish out the year.
Again as we go into next year, if you just look at the proteins, I think our team has done a very good job of being patient this year and balancing the ability to contract for supply, making sure that we have plenty of protein come to our restaurant, and at the same time battling for the best price and with us and everyone else it’s always a comparison year-over-year to what you were contracted for last year and as we look at 2010, by and large the protein complex for us is going to be favorable. Some of the non-protein items, rice and oil and things of that nature again are going to be flat to slightly favorable. We have everything essentially contracted for now with the exception of chicken and we’re still working on a chicken contract but all indications are is that it will be in the flattish kind of area, and so we’re becoming more confident that the commodity basket for us next year will not provide too much pressure, again all of this is absent any conversation on produce which is a significant item for us, so if locusts and everything descend upon California and other growing regions hopefully not, barring those types of events I think we’ll be okay.
Keith Siegner — Credit Suisse — Analyst
And the mix shift towards chicken you mentioned last quarter is there any other interesting take away from a product mix shift that you’re seeing this quarter that would be worth mentioning?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Not really. To the extent that people are moving around the menu I would say they’re moving to lower price items and to the extent that there is movement they’re moving to lower price items and that tends to be chicken so I think that’s what we’ve seen throughout the year. There hasn’t been any significant change to that.
I will say at Pei Wei in the third quarter, we introduced our Ramen bowl and the mix on the Ramen bowl tends to skew towards beef, so they actually saw a pick up, a little pick up in their cost of sales with respect to the introduction of the Chili Ramen bowl. It’s a great product by the way if you haven’t had it. And it’s selling well so I think the Pei Wei team is pleased with that but it has had a little bit of a negative effect on cost of sales.
Keith Siegner — Credit Suisse — Analyst
Okay, thanks.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Yes.
Operator
David Tarantino with Robert W. Baird. Your line is open.
David Tarantino — Robert W. Baird — Analyst
Hi, Bert, just a clarification or a question about the October comp trend that you mentioned, pretty meaningful improvement versus what you saw in Q3 at the Bistro. What do you think is going on there, do you think the consumer is feeling a little less negative or is the business traveler coming back? Why do you think the trends are getting a little bit better?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Well, it was an average weekly sales comment, not a comp comment first of all, but the answer is the same. We’ve seen a slight pick up in transactions and I could not be specific as to who was coming in the door right now but the fact of the matter is that there has been a slight pick up in transactions and we’ll watch and see how things turn out and depending on who you talk to the people who are very smart about our business, there are some folks you think we’re going to see a good holiday season and others think it’s not going to be so good. So I think everyone has got their best on the table and again we’re hopeful that it’s better than last year. I have a hard time understanding how it will be worse than last year but then someone pointed out to me that there’s 50% more people unemployed this year than last so maybe that’s how it will happen but nonetheless what we’re seeing so far is a pick up at the Bistro in terms of transactions. Pei Wei with momentum has continued into October and we’ll see how obviously the next two months play out.
David Tarantino — Robert W. Baird — Analyst
Great, thank you.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Sure.
Operator
Brad Ludington with KeyBanc, your line is open.
Brad Ludington — KeyBanc — Analyst
Thank you. I wanted to ask on the cost cuts that you’ve started putting in it seems like really significantly in the fourth quarter last year when exactly do we lap the benefit in all those cost cuts and then beyond that are there additional cuts that you think can be put in place in the coming quarters without going too far?

Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Sure, Brad. We’ve been talking all year about the fact that many of the initiatives that have taken place in both concepts but in particular the Bistro, the benefit that we have received from those initiatives and there’s not one or two, it’s numerous number of initiatives, the benefit that we receive from those would narrow as we went through the year, clearly meaning that we get more benefit earlier in the year than we would later in the year and I think that to a degree you’re seeing that now and to a degree you’ll see that in the fourth quarter. Are there things that we’re working on for next year, the answer to that is yes and but there’s nothing specifically that I’m going to talk about today and again, we’re hopeful that from a traffic standpoint things stabilize in our business and if that’s the case, again, we feel pretty good about our opportunity and our chances for 2010.
If things did not stabilize, let’s just envision that next year is the same as this year, obviously we’re going to have to take steps to mitigate some of that sales deleverage and you start looking at your fixed cost both from an operation standpoint and from a home office support standpoint and we have to look at that. As painful as that maybe for us we have to take a look to see are there areas from a fixed cost perspective that we could address and we’re doing that now, whether or not we have to implement some of those things again, we’ll wait and see.
Brad Ludington — KeyBanc — Analyst
Okay, and then beyond that, with the revised cost structure, it seems like traditionally you used to say that positive costs in the low single digit range is what you needed for operating leverage. Is that still relevant or would it be a little bit lower or maybe closer to flat to slightly positive?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Yes, I think I used to say I’d sell my soul for a 2 or 3% positive comp every year and I don’t think it has changed by the way. Once upon a time that again, looking back five, six, seven years, we felt like we needed to have a positive sales environment in order to offset what we believe were just ongoing pressures in our business and really you’re speaking to labor when you talk about ongoing pressure in our business, there’s always wage increases, healthcare always seems to cost more, it always seems to cost more to attract and retain the best people, so there’s always an inflationary bend if you will and we said historically that if we could get positive sales and get more people coming through the door that we could offset those inflationary pressures.
Today I will tell you again that both teams but in particular the Bistro, they’re running a tighter ship than we used to run ex number of years ago and obviously as you look at this year, we had declining sales environment and we improved margins. I’m still scratching my head as to how that happened but the fact of the matter is that if we look forward into next year do we need positive sales? It would be nice. I don’t think that it’s necessarily required for us to kind of hold things flat again, we’ve got a fairly benign commodity environment. If commodities spiked on us in a given year, then obviously we would have a different issue but as we look into 2010 and given where we are contractually with our proteins and other items, I think we’re set up and it’s really as good a possible place as we could be for the revenue environment that may unfold for next year. So I hope that answered your question.
Brad Ludington — KeyBanc — Analyst
Okay. And then finally just on your share repurchases, I just want to make sure we heard right. You said in ‘09 you think you’ll reduce share count by about 4 to 5%?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
This year, yes.
Brad Ludington — KeyBanc — Analyst
Thank you very much.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
You bet.
Operator
Bryan Elliott with Raymond James, you may ask your question.
Bryan Elliott — Raymond James — Analyst
Thanks. Bert, you mentioned earlier about people stumbling in your front door and giving them great service and experience. I stumbled in your restaurant just the other week and asked for another Martini, and they called the cops.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Well, Bryan, I’m glad that we exhibited that type of behavior.
Bryan Elliott — Raymond James — Analyst
So the training is working.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
That’s right.

Bryan Elliott — Raymond James — Analyst
Just a couple of cash flow questions. The true food investment has that happened yet or is that a 2010 or Q4?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Our friends at True Food have not asked us for $0.05 yet so nothing has happened on that front. My expectation would be that over the course of the next few months we’ll probably get a phone call asking for a little bit of money. I think that Sam’s plans are to open maybe one or two True Foods next year and if that’s the case then I’m expecting a phone call but nothing has happened yet.
Bryan Elliott — Raymond James — Analyst
And so it will be sort of incremental, it won’t be a single investment one shot?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
No, call it a little credit facility perhaps but it’s really just a line they’re going to draw on as their needs present themselves.
Bryan Elliott — Raymond James — Analyst
Got it. How much share repo did we have in Q3?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
$10 million.
Bryan Elliott — Raymond James — Analyst
Okay, and did I hear right in answer to a previous question, 2010 rough guesstimate on CapEx could be as low as $30 million?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Yes, I don’t think that’s far. Maybe a little bit more than that but when you talk about new development, five Bistros and five Pei Wei’s, rough math very rough math, let’s say $3 million for a Bistro, cash and that gets you to 15 and something less than $1 million for Pei Wei but again just back of the envelope math, let’s just say $1 million, that’s $20 million new unit development and throw in about $10 million of maintenance CapEx, throw in a couple million for just miscellaneous other stuff and you’re in the 30 million to $35 million range.
Bryan Elliott — Raymond James — Analyst
Okay, just wanted to make sure I heard it right and what was third quarter CapEx, Mark do you have that?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
Yes, $18 million.
Bryan Elliott — Raymond James — Analyst
For the quarter, okay?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
Yes.
Bryan Elliott — Raymond James — Analyst
All right that’s all I’ve got, thank you.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Thanks, Bryan.
Operator
Howard Penny with Research Edge, your line is open.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
HP?
Operator
Please check your mute button.
Howard Penney — Research Edge — Analyst
I’m sorry about that. I don’t know how to use technology. When you look at the changes to your cost structure over the last year or so that the costs that are within your control not the incentive comp and whatnot if growth was to return, what percentage of the costs you’ve taken out of the business would you have to put back?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Howard, I think I’ve answered the question earlier. I don’t think you’re going to see any significant increases in our cost if you decide to come to our restaurant.

Howard Penney — Research Edge — Analyst
What about if growth was to return?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Well, if growth was to return, and again let’s talk about that for a second, Bistro growth going forward I don’t think is going to be the same as it was five years ago. We talked roughly about the universe of Bistro being about 250 restaurants and obviously we won’t be right about that number, it will be plus or minus from that but going forward I don’t think you’re going to see us build 20 Bistros in any given year. I think that you’re probably going to be in the 8to 12 range roughly, Pei Wei is really more susceptible to growth if you will. They have more air in front of them. Whether or not — we don’t know yet what that number is going to be so there could be a slight pick up in terms of development type costs but we’re not talking about a lot of money there so I don’t think you’re going to see this massive increase in G&A type costs should we begin to invest in a little bit more capital in our existing businesses.
Howard Penney — Research Edge — Analyst
Thanks.
Operator
[Amol Dessai] with Johnson Rice, you may ask your question.
Amol Dessai — Johnson Rice — Analyst
Hi guys, two quick questions in terms of Pei Wei development you talked about Chicago as a new market, where are the other units planned for next ear going and two, can you just qualitatively talk about availability of sites and investment costs for both concepts, please?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
I’m sorry, what was the second one?
Amol Dessai — Johnson Rice — Analyst
Just in big picture terms what’s the availability of sites for both Bistro and Pei Wei and what are the costs looking like?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Oh, sure. I didn’t mention the other markets we were looking at in Pei Wei for a reason so I’m not going to mention them now but suffice it to say if it’s in existing areas where we have a Pei Wei presence but the areas where we feel like there’s certainly an additional opportunity there. With respect to, as we think about both concepts and the availability of real estate and the cost of that real estate, the Pei Wei, there’s lots of 3000 square foot spaces around the country and I think that it’s — I think we’ll be able to take advantage of that. I don’t really think there’s a great rush to soak up that demand that’s up there. I think there’s a lot of space available. We’ll try and be as judicious as possible in terms of getting great real estate.
The prices on real estate by the way, great real estate doesn’t come down in price much. There maybe a little bit of wiggle but good real estate always costs more money and with respect to the Bistro, we will continue to be opportunistic to fill in existing markets, we’re going to open a restaurant here next week in Cambridge and that was a deal that came to us really late last year but early this year and the city and others have been incredibly cooperative in terms of getting us our permitting and we’re actually going to open in somewhat record time there, so I mentioned it only as an example of us trying to be opportunistic where developers come to us or landlords come to us and say that we’ve got a great space, are you guys interested? The answer is yes. We continue to believe that we can drive great returns with the Bistro and so we will continue to put capital to work there although it will certainly not be at the pace it was in the past.
Amol Dessai — Johnson Rice — Analyst
Thank you.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
You bet.
Operator
Mitch Pfizer with Buckingham Research, you may ask your question.
Mitch Pfizer — Buckingham Research — Analyst
Thanks, a quick follow-up or your comments on transactions picking up in October. I just did notice that your monthly comp, your October comp last year was a lot easier than it was in September so I guess my question is September is a seasonally slow month so as the transaction pick up versus the trends you saw in September, is it versus a year ago and again, viewing a year ago is easier in October than September, is that buffer some of your optimism or are you just feeling good that transactions are moving in the right direction?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Mitch, I’m not so sure again, anything is easier this year than last year and in response I’ll tell you transactions have moved up just slightly at the Bistro and perhaps it’s a drop of water in the desert to us but the fact of the matter is we’ll take it for what it’s worth. Maybe it’s seasonal perhaps but I think that we rarely put on our pom poms and trumpet our business. We don’t think there’s something there and again, we’ve seen a slight pick up. We’re hopeful that that pick up will maintain itself through the fourth quarter and anybody knows, who knows but again, I wouldn’t make too much of it but I also wouldn’t dismiss it.

Mitch Pfizer — Buckingham Research — Analyst
Great and if I could slip one other question in. Just on produce, could you tell us if produce was up or down in the third quarter and your thoughts on produce on a year-over-year basis here in the fourth quarter?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Oh, let’s see. Produce I’m looking at Pei Wei produce was down in the third quarter year-over-year and at the Bistro, produce was down year-over-year.
Mitch Pfizer — Buckingham Research — Analyst
Got it, and did fourth quarter start off the same type of trend?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
I would hesitate to make a comment on fourth quarter after just a couple of weeks.
Mitch Pfizer — Buckingham Research — Analyst
Understood. Thanks.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Thanks.
Operator
John Glass with Morgan Stanley you may ask your question.
John Glass — Morgan Stanley — Analyst
Thanks. Could you talk about your contemplation of pricing next year and I guess not just if you’re factoring into your model but quick service has really effectively used more sophisticated tools and pricing both on a regional basis and even items on the menu in figuring out what the particular demand is for each item and pricing accordingly. Do you think there’s an application for that in your business or maybe do you already apply that?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Well, with respect to pricing overall, and I’ve been asked the question whether we’re smart enough to figure it out regionally or by market, I think pricing overall as you know, John, we’ve been hesitant to take price in this environment. I will say that until you see things improving in a meaningful way from a consumer standpoint, I don’t think we’re going to change our opinion with respect to that, so being smart about regional pricing, et cetera, et cetera, et cetera, is kind of a moot point and if again, big if there but if things improve from the consumer standpoint and if the business environment gets better and we start to see positive momentum in our business, would we rethink our position and maybe take a little price to offset what has been some wage pressure and healthcare pressure? The answer to that is yes, we would certainly consider that. Don’t know if we would do it or not but we would certainly revisit the issue but right now the environment is not such that we necessarily want to push price.
John Glass — Morgan Stanley — Analyst
Okay, and then can you just review the marketing spend in the third and fourth quarter particularly for Pei Wei? It seemed like last year you may have cut back on the marketing in fourth quarter if I read my notes correctly maybe as you reevaluate the plans. Are you going to go back and put more expenses at that marketing versus last year the fourth quarter?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
In total we spent 1 million, 1.1 million, sequentially more in the third quarter than the second quarter and my expectations are we’ll spend a little bit less in the fourth quarter than the third quarter.
John Glass — Morgan Stanley — Analyst
And those comments are specific to Pei Wei or the overall business?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Talking in totale.
John Glass — Morgan Stanley — Analyst
Okay.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Now, again, the environment is not one that is necessarily conducive to anyone’s message right now but we’ll continue to try and push our message and as we think about next year, I would be surprised if we spent less money from a marketing PR standpoint than we spend in ‘09. I would anticipate that we would actually if anything spend a little bit more.
John Glass — Morgan Stanley — Analyst
In total, not just percent?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Right.

John Glass — Morgan Stanley — Analyst
Okay, thank you.
Operator
Joe Buckley with B of A, Merrill Lynch.
Joe Buckley — BAS-ML — Analyst
Hi, I’m fine, thank you.
Operator
Thank you, Greg Ruedy with Stephens your line is open.
Greg Ruedy — BAS-ML — Analyst
Bert at the Bistro the introduction of the grill I’m glad you added some interesting new items. Longer term what are your thoughts on the menu size there, opportunities to maybe broaden or narrow the categories and specific number of items within those categories?
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Well, Greg, I think that we will continue to try and formulate great products for our guests. Our business has never been driven necessarily by new product. As much as we would like for people to come in and try new things, the Bistro in my experience now whatever in 13 years people are amazingly sticky when it comes to the items that they like at our restaurant. Try as we might to move them off Chang’s spicy chicken, they love Chang’s spicy chicken, so our thoughts really haven’t changed there, the grill certainly allows us the opportunity, gives us a little bit broader breadth if you will in terms of items that we can produce, and I will tell you all of our R&D efforts, we continue to work on new product. I would not say if there’s any specific area that we’re focused on more so than others. Chinese cuisine has been around a long long time and that cookbook if you will is pretty big so we have a lot of, we have a very broad pallette from which to choose from and I think our guys are doing a great job of putting things in front of us that we think will be received well by our guests and will help continue to fill out our menu in a way that will be positive for our business.
In terms of the size of the menu, my reference is less rather than more so I would hope that as we move forward we can maintain a certain amount of discipline in terms of size of menu. I think we’ve done a pretty good job over the years of doing that. If we have 75 or 80 items on our menu the fact of the matter is we produce probably almost 200 items a day because we are able to modify to our guest requirements and needs. I think that’s one of the strengths of our concepts. If you have any types of health concerns we can modify our dishes. Everything is prepared to order so we can do that for you. If you want Chang’s spicy beef instead of Chang’s spicy chicken we can do that for you so we try and be as accommodating as possible. Obviously that requires a little bit of dexterity on our part in order to do that and I think our team does a great job day in and day out of providing that type of experience to our guests. It may not from a P&L standpoint, it may not be as efficient but I think it provides a better experience. So we’ve got to be mindful of the number of items because every item we add to the menu it’s going to be prepared five or six different ways by our guests. So we need to be mindful of that and I think our Bistro team has done that in the past and I would expect them to continue to do that in the future.
Greg Ruedy — BAS-ML — Analyst
Thanks.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
You bet.
Operator
At this time there are no further questions.
Bert Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Thanks so much. Thank you everyone for joining us today. I believe the next time you’ll be hearing from us will be our fourth quarter release which is Wednesday, February 17, in 2010. Thanks so much. Appreciate it, bye-bye.
Operator
This concludes today’s conference. Thank you for your participation. You may disconnect at this time.